Exhibit 99.1

SEALED AIR ANNOUNCES DEFINITIVE AGREEMENT

FOR THE SALE OF DIVERSEY JAPAN

ELMWOOD PARK, N.J., Tuesday, October 30, 2012 – Sealed Air Corporation (NYSE:SEE) announced today that it has entered into a definitive agreement with an investment vehicle of The Carlyle Group (“Carlyle”), a global alternative asset manager, for Carlyle to acquire Diversey G.K. (“Diversey Japan”) (an indirect subsidiary of Diversey, Inc.) for gross proceeds of approximately ¥30 billion (USD equivalent of approximately 377 million).

Diversey Japan is a leading provider of cleaning, sanitation and hygiene products and solutions, mainly to institutional customers in the Japanese market, with trailing twelve month sales as of September 30, 2012, of approximately $321 million.

“The determination to sell Diversey Japan follows a strategic portfolio review aimed at focusing on higher growth countries in which our portfolio offers the greatest potential,” said William V. Hickey, Sealed Air’s Chair of the Board and Chief Executive Officer. “We are very committed to our strategy of growing our presence in food safety and security, facility hygiene and product protection globally. We intend to continue our close relationship with Diversey Japan as we collaborate in areas such as product development, procurement and providing quality service to customers. The sale of Diversey Japan allows us to continue to offer leading solutions and service levels, while accelerating debt reduction and generating value for our stockholders.”

The transaction is expected to be completed in the fourth quarter of 2012, subject to the satisfaction of customary closing conditions. The price will be subject to certain purchase price adjustments. The Company noted that Diversey Japan will now be accounted for as a discontinued operation as of September 30, 2012, which is expected to impact third quarter 2012 net earnings per share by $0.03. Full third quarter results and further detail regarding the transaction will be presented on Sealed Air’s upcoming earnings call on November 2, 2012.

About Sealed Air

Sealed Air is a global leader in food safety and security, facility hygiene and product protection. With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and DiverseyTM brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations. On a pro forma basis, Sealed Air generated revenue of $8.1 billion in 2011, and has approximately 26,300 employees who serve customers in 175 countries. To learn more, visit www.sealedair.com.

Forward Looking Statement

Company statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition, results of operations and the successful closing of the transaction. These statements include comments as to future events that may affect the Company, which are based upon management’s current expectations and are subject to uncertainties, many of which are outside the Company’s control. Forward-looking statements can be identified by such words as “anticipates,” “expects,” “believes,” “plan,” “could,” “estimate,” “will” and similar expressions. For more extensive information, see “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements,” which appear in our most recent Annual Report on Form 10-K, as may be revised and updated from time to time by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. These reports are available on the Securities and Exchange Commission’s website at www.sec.gov or our Investor Relations home page at http://ir.sealedair.com.

Contacts

Investor Relations:

Amanda Butler

Sealed Air Corporation

201-703-4210

Media:

Ken Aurichio

Sealed Air Corporation

201-703-4164

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